Exhibit 99.1

Staffing 360 Solutions Closes $7.4 Million Financing

Successful Capital Raise Sets the Stage for Future Growth, Strengthening the Company’s Balance Sheet and Provides Staffing 360 with a Strategic Industry Partner

New York, NY –January 30, 2017 – Staffing 360 Solutions, Inc. (Nasdaq: STAF), a public company executing a global buy-and-build strategy through the acquisition of staffing organizations in the United States and in the United Kingdom, today announced the successful closing of its previously announced $7.4 million financing with Jackson Investment Group, LLC.

“This marks a significant milestone in our corporate history,” stated Brendan Flood, Executive Chairman of Staffing 360 Solutions.  “With the financing from Jackson Investment Group officially closed, this gives us the opportunity to refinance debt, support our operations with working capital and positions us to continue our high-growth M&A strategy.  Not only does this transaction help strengthen our balance sheet, which has been a major focus of ours, it establishes a strategic relationship with an industry partner that has decades of staffing industry experience.  I fully expect 2017 will be an exciting time for our Company as we continue to fuel our growth.”

The transaction with Jackson Investment Group closed with the passage of certain proposals at the Company’s Annual Shareholder Meeting, which occurred on January 26, 2017 and is more fully detailed in the Form 8-K filed with the SEC on January 27, 2017.

“We have received a major vote of confidence with this financing,” said David Faiman, Chief Financial Officer of Staffing 360 Solutions.  “Our selective acquisition strategy has allowed Staffing 360 to reach approximately $190 million in annualized revenues in a relatively short period of time.  With this funding in place and our balance sheet strengthened, we believe our management team is now in a strong position to direct our focus toward operations, the capital markets and our M&A pipeline.  We look forward to working with Richard Jackson and his organization as we take Staffing 360 Solutions to the next level.”

Jackson Investment Group is a private investment firm that manages over $1.5 billion of assets and owns one of the largest staffing companies in the United States.  The firm is led by staffing industry entrepreneur Richard Jackson, who has been a successful entrepreneur, owning over 20 staffing companies during his 40 years in the industry.

As previously announced, the $7.4 million in secured debt has a term of 18 months and an interest rate of 6%, payable at maturity.  The debt includes 1,650,000 shares of common stock of the Company that was issued to the investor at closing.  The principal balance of the debt is non-convertible, however, up to 50% of the interest may be paid in the form of common stock valued at $2.00 per share.

In connection with the financing, Staffing 360 Solutions issued to Jackson Investment Group 3,150,000 common stock purchase warrants, which are cash-exercise only, and have an above-market strike price of $1.35.  The transaction was in reliance upon exemptions from registration pursuant to the provisions of Section 4(a)(2) or Rule 506 of Regulation D under the Securities Act of 1933, as amended.

About Staffing 360 Solutions, Inc.

Staffing 360 Solutions, Inc. (Nasdaq: STAF) is a public company in the staffing sector engaged in the execution of a global buy-and-build strategy through the acquisition of domestic and international staffing organizations in the United States and in the United Kingdom.  The Company believes the staffing industry offers opportunities for accretive acquisitions that will drive its annual revenues to $300 million.  As part of its targeted consolidation model, the Company is pursuing acquisition targets in the finance and accounting, administrative, engineering and IT staffing space.  For more information, please visit: www.staffing360solutions.com.

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Forward-Looking Statements

Certain matters discussed within this press release are forward-looking statements including, but not limited to the timing and ability to enter into any additional acquisitions and expand our business, as well as the size of future revenue or trading volume or future access to capital markets.  Although Staffing 360 Solutions, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained.  Specifically, in order for the Company to achieve annualized revenues of $300 million, the Company will need to successfully raise sufficient capital, to consummate additional target acquisitions, successfully integrate any newly acquired companies, organically grow its business, successfully defend any potential future litigation, as well as various additional contingencies, many of which are unknown at this time and generally out of the Company’s control.  The Company can give no assurance that it will be able to achieve these objectives.  Staffing 360 Solutions does not undertake any duty to update any statements contained herein (including any forward-looking statements), except as required by law.  Factors that could cause actual results to differ materially from expectations include general industry considerations, regulatory changes, changes in local or national economic conditions, our ability to access the capital markets on terms acceptable to us, or at all, our ability to comply with our contractual covenants, including in respect of our debt and other risks detailed from time to time in Staffing 360 Solutions’ reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

Corporate Investor Contact:

Staffing 360 Solutions, Inc.

Darren Minton, Executive Vice President

646.507.5712

darren.minton@staffing360solutions.com

Financial Contact:

Staffing 360 Solutions, Inc.

David Faiman, Chief Financial Officer

646.507.5711

info@staffing360solutions.com